Exhibit 99.1

Aspen Technology Announces Selected Financial Results for Second-Quarter Fiscal Year 2007

•                  Total revenue increases to $96 million

•                  License revenue increases to $61 million

•                  Operating income increases to $26 million

•                  Company announces restatement of prior period results

CAMBRIDGE, Mass. – February 6, 2007 – Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced selected financial results for its fiscal 2007 second quarter, ended December 31, 2006.

Mark Fusco, President and CEO of AspenTech, stated, “We are pleased with the company’s operating performance in the second quarter, which was highlighted by record revenue and profitability that were both ahead of the high-end of our guidance.  The strength of our financial performance was driven by strong demand for our aspenONE solutions across each major product category, coupled with the positive impact of a number of multi-million dollar transactions during the quarter.”

For the quarter ended December 31, 2006, AspenTech reported record total revenue of $96.4 million, an increase of 26% from the second quarter of the prior year.  Top line results were driven by record license revenue of $60.9 million, an increase of 45% from the prior year period.  Services revenue was $35.5 million in the second quarter.

For the quarter ended December 31, 2006, AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $25.8 million, representing a record operating margin of 27%.  GAAP operating expenses in the second quarter of fiscal 2007 included $3.0 million of non-cash stock-based compensation, $1.3 million of non-cash amortization of intangibles associated with previous acquisitions, a $0.2 million gain on sales of assets and $0.6 million in restructuring charges due to the company’s continued office consolidations - the combination of which reduced the company’s operating margin by approximately five percentage points.

Fusco said, “Given the quarter-to-quarter seasonality of our business and the impact large transactions can have on any given quarter’s financial results, we believe it is more relevant to evaluate our performance on a semi-annual basis.  On that basis, AspenTech has delivered license revenue growth of 35% and total revenue growth of 18% in the first six months of fiscal 2007, both of which are well ahead of our stated long-term targeted growth in the low double digit range.”

Fusco added, “In addition, our focus on license revenue growth generated significant cash from operations and a six month operating margin that is above our long-term operating margin target of 20% - after adjusting for the impact of non-recurring and/or non-cash expenses such as stock-based compensation and amortization of intangibles.  We are optimistic about our growth and profitability outlook for the second half of fiscal 2007 as a result of solid execution and continued strong demand for our aspenONE solutions.”

AspenTech had cash and cash equivalents of $92.5 million at December 31, 2006, an increase of $3.7 million compared to the end of the previous quarter.  The increase in cash was the result of strong cash flow from operations, offset by the cash payment of approximately $27 million in consideration for the accumulated preferred dividends associated with the conversion of the company’s Series D-1 preferred stock.  Total deferred revenue at the end of the quarter was $59.0 million, an increase of $3.3 million from the end of the previous quarter.

Conversion of Preferred Stock Completed

On December 21, 2006, the company announced that the holders of its Series D-1 convertible preferred shares exercised their option to convert all of the outstanding Series D-1 preferred shares into common shares. The company also announced that it would redeem any shares of its Series D-2 convertible preferred shares that were not converted by their holder into common shares by January 30, 2007.  On January 24, the company announced that all of the Series D-2 preferred shares had been converted to common shares.

During the quarter ended December 31, 2006, the company paid approximately $27 million in consideration for accumulated dividends upon the conversion of the Series D-1 preferred shares.  In addition, during the current quarter ending March 31, 2007, the company made a cash payment of approximately $7 million in consideration for accumulated dividends upon the conversion of the Series D-2 preferred shares.

Mark Fusco, President and CEO of Aspen Technology, said, “Over the past couple of years we have worked extremely hard to improve the operational performance of the company and simplify our ownership structure.  After we retired our long-term debt in June 2005, the significant improvement in our profitability and strength of our cash position enabled us to use cash to meet our accumulated preferred dividend requirements following the conversion of all outstanding preferred stock to common stock.  Not only did this conversion simplify the ownership structure of the company, but the retirement of our preferred stock will also eliminate approximately $15 million in future annual preferred stock discount and dividends.”

Restatement of Prior Period Results

The company is also announcing that it expects to restate its previously issued financial statements for fiscal years 2004 through 2006 and the first quarter of fiscal 2007, relating primarily to non-cash adjustments in the company’s previously reported non-operating income.  In the fiscal years 2004, 2005, 2006 and the first quarter of fiscal 2007, non-operating income is expected to increase by approximately $4 million, decrease by approximately $3 million, decrease by approximately $5 million and increase by approximately $500,000, respectively.  In addition, non-operating income in the second quarter of fiscal 2007 is expected to reflect a non-cash benefit of approximately $3 million to $4 million as a result of the accounting treatment being applied in the restated results.

The company also expects that the restated financial statements will also reflect the correction of errors identified in the current period close, which is expected to reduce net income by approximately $400,000 in fiscal 2006 with a corresponding increase in net income in the first quarter of fiscal 2007.  Accordingly, previously issued financial statements and the related reports of our independent registered public accounting firm should not be relied upon.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, February 6, at 4:45 pm (EST) to discuss the company’s financial results, business outlook, and related corporate and financial matters. The live dial-in number is 877-239-3024, conference ID code 5947370. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 800-642-1687 or 706-645-9291, conference ID code 5947370, through February 13, 2007.

About AspenTech

AspenTech is a recognized expert and leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

— tables follow —

Contacts

Media:

Aspen Technology, Inc.

Jeannine McDonough

617-949-1276

Jeannine.McDonough@aspentech.com

or

Investors:

Integrated Corporate Relations

Kori Doherty, 617-956-6730

kdoherty@icrinc.com

ASPEN TECHNOLOGY, INC.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Three Months Ended
	December 31,	December 31,
	2006	2005
	(Unaudited)
REVENUES:
Software licenses	$60,866	$41,870
Service and other	35,549	34,751
Total revenues	96,415	76,621

COST OF REVENUES:
Cost of software licenses	3,709	4,244
Cost of service and other	18,610	17,962
Amortization of technology related intangible assets	1,263	1,773
Total cost of revenues	23,582	23,979

Gross profit	72,833	52,642

OPERATING COSTS:
Selling and marketing	22,118	20,759
Research and development	10,729	11,826
General and administrative	13,785	10,092
Restructuring charges	589	995
(Gain) loss on sales and disposals of assets	(194)	316
Total operating costs	47,027	43,988

Income from operations	$25,806	$8,654

 Supplemental information -

	Three Months Ended
	December 31,	December 31,
	2006	2005
	(Unaudited)

Stock-based compensation costs included in the Statements of Operations

Cost of service and other	$353	$405
Selling and marketing	1,026	697
Research and development	391	341
General and administrative	1,227	1,013

Total stock-based compensation	$2,997	$2,456

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$92,549	$86,272
Accounts receivable, net	51,377	55,654
Other current assets	25,666	29,454

Total current assets	169,592	171,380

Long-term assets	87,557	102,858

Total assets	$257,149	$274,238

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$266	$247
Accounts payable and accrued expenses	73,705	81,646
Deferred revenue	54,487	64,427
Total current liabilities	128,458	146,320

Deferred revenue, less current portion	4,558	2,609
Other long-term liabilities	19,763	21,904

Redeemable preferred stock	25,240	125,475

Total stockholders’ equity (deficit)	79,130	(22,070)

Total liabilities and stockholders’ equity (deficit)	$257,149	$274,238